EXHIBIT 8

                         Subsidiaries of the Registrant

NAME                                             JURISDICTION OF INCORPORATION         PERCENTAGE OWNERSHIP
Sunwide Capital Limited                          British Virgin Islands                100%(held by Registrant)

iSense Limited                                   Hong Kong Special Administrative      100% (held by Registrant)
                                                 Region

Silver Moon Technologies Limited                 British Virgin Islands                80% (held by Registrant)

Zhongwei Medi-China.com Limited                  Hong Kong Special Administrative      100% (held by Silver Moon)
                                                 Region

Hainan Cihui Industrial Company Ltd.             People's Republic of China            100% (held by Registrant)

First Goods And Materials Supply                 People's Republic of China            100% (held by HARC)
   and Sales Corporation                                                               (inactive)

Second Goods And Materials Supply                People's Republic of China            100% (held by HARC)
   and Sales Corporation                                                               (inactive)

Hainan Zhongwei Trading Company Ltd.             People's Republic of China            100% (95% held by
                                                                                       HARC and 5% held by
                                                                                       Registrant) (inactive)

Feishang Mining Holdings Limited*                British Virgin Islands                100% (held by Registant)

Wuhu Feishang Mining Development Co. Ltd.*       People's Republic of China            100% (held by FMH)

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* Subsidiary acquired subsequent to December 31, 2005.